EXHIBIT 10

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  December 13, 2012

HALE FUND MANAGEMENT, LLC
(i) for itself, (ii) as general partner of HALE CAPITAL MANAGEMENT, LP and (iii) as manager of EREF-MID II, LLC

By:	/s/ Martin M. Hale, Jr.
Name: Martin M. Hale, Jr.
Title: Chief Executive Officer

HALE CAPITAL PARTNERS, LP,
By: Hale Fund Partners, LLC,
its General Partner

By:	/s/ Martin M. Hale, Jr.
Name: Martin M. Hale, Jr.
Title: Managing Member

/s/ Martin M. Hale, Jr.
Martin M. Hale, Jr.